Exhibit 99.1

CONTACT INFORMATION

FOR IMMEDIATE RELEASE

Sheila S. Blackwell

VP, Communications & Public Affairs

703-227-8345

Sheila_blackwell@sra.com

Susie Mouri

Communications, National Security Sector

703-803-1945

Susie_mouri@sra.com

SRA to Acquire Platinum Solutions, Inc.

Platinum Solutions’ business complements law enforcement expertise and expands capabilities into healthcare markets

FAIRFAX, Va., Oct. 11, 2010 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced the signing of a definitive agreement to acquire Platinum Solutions, Inc., a leading provider of systems integration and collaborative solutions for the federal government.

Platinum Solutions is a privately held systems integrator and software developer with headquarters in Reston, Va., and offices in Bridgeport, W. Va. and Rockville, Md. The company specializes in developing customized software applications and providing data management solutions for customers in the national security and civil government arena.

“Platinum Solutions is a great fit for SRA,” said SRA President and CEO Stan Sloane. “Their software and system development capabilities and premier customer base strengthen the expansion of our complex systems business.”

Once the acquisition is final, SRA will expand its mission systems capabilities, benefit from Platinum Solutions’ well-established delivery model for mission-oriented IT solutions, and obtain additional software integration and development qualifications with clients in national security, intelligence and civil government agencies.

“Together with SRA, Platinum Solutions can expand its reach into other U.S. government agencies,” said Platinum Solutions Chief Executive Officer Laila Rossi. “As an SRA business, Platinum Solutions will be a strong partner to a much broader customer base in the national security and healthcare markets. SRA will provide us with the resources to accelerate our growth; broaden capabilities to serve our clients; and enhance career opportunities for our staff.”

The purchase price is approximately $90 million. Platinum Solutions’ revenue in calendar year 2010 is expected to be approximately $55 million. The acquisition is expected to be accretive to earnings per share in SRA’s fiscal year 2011.

Completion of the transaction is subject to customary closing conditions under the Hart-Scott-Rodino Act.

Stifel Nicolaus Weisel is acting as the exclusive financial advisor to Platinum Solutions on the transaction.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations and commercial clients serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cyber security; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; learning technologies; logistics; public health preparedness; public safety; strategic management consulting; systems engineering; and wireless integration.

SRA and its subsidiaries employ more than 7,000 employees serving clients from its headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of October 11, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 11, 2010.

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